Exhibit 99.1

Courtesy of PR Newswire Complimentary Monitoring

BriteSmile Remedies Compliance Deficiency Identified in Nasdaq Notification

PR Newswire -- October 3, 2005

WALNUT CREEK, Calif., Oct. 3 /PRNewswire-FirstCall/ -- BriteSmile, Inc. (Nasdaq: BSML), a leading international provider of state-of-the-art teeth-whitening systems, received notice from The Nasdaq Stock Market (“Nasdaq”) that, as a result of the recent appointment of John L. Reed to the Board of Directors, the Company was not in compliance with Nasdaq Marketplace Rule 4350 (c)(1) that requires the Company’s Board of Directors to be comprised of a majority of independent directors.

As previously reported, Mr. Reed was appointed to the Company’s Board of Directors on September 13, 2005. As a former Chief Executive Officer of the Company, Mr. Reed is not deemed to be independent under applicable Nasdaq rules. As a result of Mr. Reed’s appointment, the Company’s Board of Directors temporarily consisted of four independent and four non-independent directors.

On September 28, 2005, the Board of Directors accepted the resignation of R. Eric Montgomery, who was classified under Nasdaq rules as a non-independent director. Mr. Montgomery had no disagreements with the Company, its Board of Directors or its management in any matter relating to the Company’s operations, policies or practices. The Company expresses its appreciation to Mr. Montgomery, who has been a director of the Company since 1998, for his service to the Company and the Board. Mr. Montgomery will continue as a consultant to the Company and will continue as a director of BriteSmile Development, Inc., a subsidiary of BriteSmile, Inc.

As a result of Mr. Montgomery’s resignation from the Board of BriteSmile, Inc., the Company’s Board of Directors now consists of four independent directors and three non-independent directors and this new Board composition returns BriteSmile to compliance with Nasdaq Marketplace Rule 4350 (c)(1).

SOURCE  BriteSmile, Inc.
            -0-                                                           10/03/2005
            /CONTACT:  Kenneth A. Czaja, CFO of BriteSmile, Inc., +1-925-941-6260/
            /Web site:        http://www.britesmile.com /
            (BSML)